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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S) 240.14a-12

                           OraSure Technologies, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 11, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders to be held on Tuesday, May 20, 2003, at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania, 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team look forward to personally greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our web site, www.orasure.com.

At the meeting, you will be asked to (i) elect two Class III Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2006, and (ii) transact such other business as may properly come before the meeting or any adjournments thereof. Your Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by marking, signing, dating, and mailing the enclosed Proxy Card in the accompanying postage prepaid envelope. Additional details on these options can be found in the attached Proxy Statement and Proxy Card. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael J. Gausling

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 20, 2003

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 20, 2003, at 10:00 a.m. Eastern Time for the following purposes:

1.	To elect two Class III Directors; and

2.	To consider such other business as may properly come before the meeting or any adjournment thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 28, 2003, will be entitled to vote at the Annual Meeting of Stockholders and any adjournments thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 11, 2003

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend the Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by signing, dating and returning the enclosed Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

This Proxy Statement is being mailed on or about April 11, 2003, to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 20, 2003, at 10:00 a.m. Eastern Time, at the Radisson Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournments thereof (the “Annual Meeting”).

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide a Proxy with instructions, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy, and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers, and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a traditional paper Proxy Card, as described below. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Mail.    If you desire to vote by using the paper Proxy Card included with this Proxy Statement instead of by telephone or the Internet, you may do so by completing, signing, dating and returning the Proxy Card in the enclosed, pre-addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

Voting by Phone or Internet.    Instead of voting by use of the paper Proxy Card, you may be able to vote by phone or the Internet. Whether you may do so will depend on how your shares are held.

If your shares are registered in your name with Mellon Investor Services LLC, our transfer agent, you may vote those shares by telephone by calling Mellon Investor Services LLC at 800-435-6710 (toll free in the United States or Canada only) or via the Internet at the following web site: www.eproxy.com/osur. You may vote by telephone or the Internet by doing so by 11:00 pm Eastern Time (8:00 pm Pacific Time) on May 19, 2003. Additional instructions can be found on the paper Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker or bank, you may be able to vote by phone or the Internet if your broker, bank or other record holder participates in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by Mellon Investor Services LLC for shares registered directly in your name.

If your shares are held in an account with a broker, bank or other record holder participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at the ADP Investor Communication Services voting web site (www.proxyvote.com). Votes submitted by telephone or the Internet through the ADP Investor Communication Services program must be received by 12:00 midnight Eastern Time (9:00 pm Pacific Time) on May 19, 2003.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies and printing costs, that you must pay.

Submitting a proxy by mail, the phone or the Internet will not affect your right to vote in person at the Annual Meeting.

Electronic Access to Proxy Materials and Annual Report.    The Notice of Annual Meeting, the Proxy Statement and the 2002 Annual Report are available on our web site at http://www.orasure.com. If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, please follow the instructions on the paper Proxy Card if you vote by mail or follow the instructions provided when you vote by phone or over the Internet. If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Opting to receive your proxy materials and annual report online will save us the cost of producing these materials and mailing them to you in the future.

Voting Securities

On March 28, 2003, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 38,363,618 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Principal Stockholders

The following table sets forth information as of March 28, 2003, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each director and nominee for election as director, (c) each of our executive officers and other persons named in the Summary Compensation Table under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 28, 2003 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
HealthCare Ventures V, L.P.(3)	2,710,207	7.1%
44 Nassau Street Princeton, NJ 08542

WM Advisors Inc.(4)	2,213,600	5.8%
1201 Third Avenue, 22nd Floor Seattle, WA 98101

Strong Capital Management, Inc.(5)	2,157,568	5.6%
100 Heritage Reserve Menomonee Falls, WI 53051

Alliance Capital Management L.P.(6)	2,001,400	5.2%
1345 Avenue of the Americas New York, NY 10105

R. Sam Niedbala, Ph.D.(7)	1,820,041	4.7%

Michael J. Gausling(8)	1,811,308	4.7%

Roger L. Pringle(9)	207,177	*

Frank G. Hausmann	95,000	*

Ronald H. Spair	76,561	*

Gregory B. Lawless	65,000	*

P. Michael Formica	64,202	*

Jack E. Jerrett	43,125	*

Carter H. Eckert	30,000	*

Douglas G. Watson	28,333	*

Richard J. Lane	25,000	*

Robert D. Thompson	—	—

All directors and executive officers as a group (13 people)	4,292,412	11.0%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and dispositive power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 28, 2002, as follows: Mr. Eckert, 30,000 shares; Mr. Formica, 64,202 shares; Mr. Gausling, 54,207 shares; Mr. Hausmann, 95,000 shares; Mr. Jerrett, 43,125 shares; Mr. Lane, 25,000 shares; Mr. Lawless, 65,000 shares; Dr. Niedbala, 54,207 shares; Mr. Pringle, 170,552 shares; Mr. Spair, 76,561 shares; Mr. Watson, 28,333 shares; and all directors and executive officers as a group, 732,852 shares.

(3)	HealthCare Ventures V, L.P. shares voting and dispositive power with respect to 2,710,207 shares with HealthCare Partners V, L.P., Augustine Lawlor, Christopher Mirabelli, Harold R. Werner, James H. Cavanaugh, Ph.D., John W. Littlechild, and William W. Crouse. Mr. Crouse is a general partner of HealthCare Partners V, L.P., the general partner of HealthCare Ventures V, L.P. Mr. Crouse retired from the Company’s Board of Directors in March 2003.

(4)	Based on information contained in a Schedule 13G filed January 2, 2002, WM Advisors Inc. has sole voting and dispositive power with respect to 2,213,600 shares.

(5)	Based on information contained in a Schedule 13G filed February 6, 2003, Strong Capital Management, Inc. shares voting and dispositive power with respect to 2,157,568 shares with Richard S. Strong.

(6)	Based on information contained on a Schedule 13G filed February 12, 2003, Alliance Capital Management L.P. shares voting and dispositive power with certain affiliates, including AXA Comseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, AXA Financial, Inc., and The Equitable Life Assurance Society of the United States.

(7)	Includes 413,884 shares held by The Raymond S. Niedbala 2000 Grantor Retained Annuity Trust Dated April 28, 2000, of which Dr. Niedbala is the trustee, 67,366 shares held by The Raymond S. Niedbala Family Trust Dated April 28, 2000, of which Dr. Niedbala’s wife, Linda-Lee Niedbala, is a trustee, and 52,800 shares held by the Niedbala Charitable Remainder Unit Trust, of which Dr. Niedbala and Linda-Lee Niedbala are trustees.

(8)	Includes 413,884 shares held by The Michael J. Gausling Grantor Retained Annuity Trust, Dated April 28, 2000, of which Mr. Gausling is the trustee, and 34,424 shares held by the Michael Gausling Irrevocable Education Trust Dated April 28, 2000, of which Mr. Gausling’s wife, Sharon M. Gausling, is a trustee.

(9)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Reporting Persons are required by the Commission’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms, we believe that with respect to the year 2002, all Reporting Persons complied with all applicable filing requirements.

Election of Directors

At the Annual Meeting, you will vote on the election of two Class III Directors. The Board has nominated Michael J. Gausling and Gregory B. Lawless for election as Class III Directors, for terms expiring at the Annual Meeting of Stockholders in 2006. The nominees for election as Directors are presently members of our Board.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the two nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy entitled to vote at the Annual Meeting. Abstentions and shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below. Messrs. Gausling, Hausmann and Pringle became Directors of the Company in connection with the merger (the “Merger”) of STC Technologies, Inc. (“STC”) and Epitope, Inc. (“Epitope”) into the Company on September 29, 2000, and served on the board of either STC or Epitope prior to the Merger.

On March 3, 2003, William W. Crouse retired from the Board. Mr. Crouse had served as Chairman of the Board since the Merger, and prior to that time was a member of STC’s board of directors. The Board wishes to express its deepest appreciation to Mr. Crouse for his contributions and insight in serving the Company and its predecessor, STC.

Upon Mr. Crouse’s retirement, the Board appointed Douglas G. Watson to serve as Chairman of the Board. The Board is currently seeking a qualified candidate to fill the vacancy created by Mr. Crouse’s retirement. However, the Board has not nominated a candidate for election to such vacancy at the Annual Meeting.

Richard J. Lane, who is currently a Class III Director, has advised the Company that he does not intend to stand for reelection and will resign from the Board immediately following the Annual Meeting, in order to reduce his outside commitments and focus on other business responsibilities. The Board wishes to thank Mr. Lane for his contributions since joining the Board in May 2002.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms of Office Expire in 2004):

Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	58	2002

Frank G. Hausmann	President and Chief Executive Officer of CenterSpan Communications Corporation	45	2000

Carter H. Eckert	Chairman and Chief Executive Officer of IMPATH Inc	60	2001

Class II (Directors Whose Terms of Office Expire in 2005):

Roger L. Pringle	President of The Pringle Company	62	2000

Class III (Nominees for Terms of Office Expiring in 2006):

Michael J. Gausling	President and Chief Executive Officer of the Company	45	2000

Gregory B. Lawless	Managing Partner of Collins Mabry & Co.	63	2001

Douglas G. Watson became a member of the Board in May 2002. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. From 1997 to 1999, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G. Prior to that, Mr. Watson was President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. From 1986 through 1996, Mr. Watson was on the Board of the Pharmaceutical Research & Manufacturers Association. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of Engelhard Corporation, Dendreon Corporation and Genta Incorporated, as well as a number of privately-held biotech companies.

Frank G. Hausmann had been a member of the board of directors of Epitope since December 1999. Mr. Hausmann has been employed by CenterSpan Communications Corporation since July 1998, serving as President and Chief Executive Officer since October 1998 and as Vice President, Finance and Administration and Chief Financial Officer prior to that time. Mr. Hausmann is also a director of CenterSpan. CenterSpan is a provider of Internet voice and text messaging software designed primarily for use with interactive games. From August 1997 to May 1998, Mr. Hausmann served as Vice President, Finance and Chief Financial Officer of Atlas Telecom, Inc., a developer of enhanced facsimile and voice-mail solutions. From September 1995 to July 1997, he served as Vice President, Corporate Development and General Counsel of Diamond Multimedia Systems, Inc., a designer and marketer of computer video cards, modems and other peripherals. From June 1993 to September 1995, Mr. Hausmann was Executive Vice President and Chief Financial Officer of Supra Corporation, a designer and marketer of computer modems that was acquired by Diamond Multimedia Systems, Inc. in September 1995. From 1983 to 1993, Mr. Hausmann was a consultant and attorney with such firms as Price Waterhouse and Stoel Rives. Mr. Hausmann received B.S. degrees in Economics and Political Science from Willamette University and a J.D. degree from the University of Oregon. He is a member of the Oregon State Bar.

Carter H. Eckert became a member of the Board in December 2001. Since February 2003, Mr. Eckert has served as Chairman of the Board and Chief Executive Officer of IMPATH Inc., a medical diagnostics company. From 1995 to 2001, Mr.Eckert served as President of Knoll Pharmaceutical Company and as President of the Americas for Knoll’s parent company, BASF Pharma. During that period, Mr. Eckert also was a member of BASF Pharma’s Global Pharmaceutical Board, where he was responsible for global therapeutic franchises and corporate transactions. Prior to joining Knoll and BASF Pharma in 1995, Mr. Eckert was President and Chief Executive Officer of Boots Pharmaceuticals, Inc., a pharmaceutical company, where he was responsible for North American operations. Mr. Eckert joined Boots Pharmaceuticals in 1985 as Executive Vice President and Chief Operating Officer after more than a decade at Baxter Travenol Laboratories, where he served as President of the Pharmaceutical Products Division. Mr. Eckert currently serves as a director of Boron LePone, Inc. and Andrx Corporation, a trustee of Caldwell College and an operating partner of the Athena Group. Mr. Eckert received his B.S. in Chemical Engineering from the Illinois Institute of Technology and his M.B.A. from Northwestern University.

Roger L. Pringle had been Chairman of the Board and a member of the board of directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since February 1989. Mr. Pringle is President and founder of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon. Mr. Pringle is a director of North Pacific Group, Bank of the Northwest, and H2F Media, Inc. He is also active in funding and advising start-up and emerging companies.

Michael J. Gausling has been the Company’s President and Chief Executive Officer since January 31, 2002. Prior to that, Mr. Gausling was the Company’s President and Chief Operating Officer since September 2000. Mr. Gausling is a co-founder of STC and served as Chairman of STC’s board of directors since 1996, President and Chief Executive Officer of STC since 1990, and a director of STC since 1987. Mr. Gausling was Executive Vice President, Finance and Operations of STC from 1987 to 1990. Prior to co-founding STC, Mr. Gausling had been employed in the area of corporate finance at Procter and Gamble. Mr. Gausling received his B.S.M.E. from Rensselaer Polytechnic Institute and his M.B.A. in Finance from Miami University (Ohio). Mr. Gausling also serves on the boards of Keystone Savings Bank and DeSales University.

Gregory B. Lawless became a member of the Board in April 2001. Since 1998, Mr. Lawless has been the Managing Partner of Collins Mabry & Co., a strategic advisory firm for the life sciences industry, which he co-founded. From 1992 to 1998, Mr. Lawless served as President and Chief Executive Officer of Cygnus, Inc., a medical diagnostics company, and from 1989 to 1992, was President and Chief Operating Officer of Chiron Corporation, also a medical diagnostics company. Mr. Lawless received his B.S. in Pharmacy from Fordham University, his M.S. in Analytical Chemistry from St. John’s University, and his Ph.D. in Physical Organic Chemistry from Temple University.

Directors’ Meetings

The Board held six meetings during the year ended December 31, 2002. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which the Director served during the period in the year in which he served as a Director, except for Mr. Lane.

Committees of the Board

The Board has four standing committees—the Executive Committee, the Compensation Committee, the Audit Committee and the Strategic Planning Committee. The Compensation, Audit and Strategic Planning Committees are each composed entirely of non-employee Directors.

Executive Committee.    The Board has designated an Executive Committee to assist in the discharge of the Board’s responsibilities. The Executive Committee is composed of all seven current Directors, Douglas G. Watson, Chairman, Carter H. Eckert, Michael J. Gausling, Frank G. Hausmann, Richard J. Lane, Gregory B. Lawless and Roger L. Pringle. The Executive Committee may exercise all the authority and powers of the Board in the management of the business and property of the Company, except those reserved to the Board by the Delaware Business Corporation Law or our Certificate of Incorporation, as amended. The Executive Committee did not meet during the year ended December 31, 2002.

Compensation Committee.    The Compensation Committee of the Board determines and recommends for Board approval the compensation and benefits for our executive officers, administers our stock award plans and employee stock purchase plan, and performs other tasks as set forth in our Bylaws and the Compensation Committee’s Charter, or as the Board may direct. Members of the Compensation Committee are Roger L. Pringle, Chairman, Richard J. Lane, and Gregory B. Lawless. The Compensation Committee met six times and acted by written consent on one occasion during the year ended December 31, 2002.

Audit Committee.    The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent auditors. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee Charter is set forth in Appendix A to this Proxy Statement.

Members of the Audit Committee are Frank G. Hausmann, Chairman, Carter H. Eckert and Roger L. Pringle. Each member of the Audit Committee is “independent” as defined in the Exchange Act and applicable rules of The NASDAQ Stock Market. The Audit Committee met seven times and acted by written consent on one occasion during the year ended December 31, 2002.

Strategic Planning Committee.    The Strategic Planning Committee of the Board assists management in developing corporate and strategic goals and establishing business and other strategic plans for the purpose of achieving those goals. Members of the Strategic Planning Committee are Carter H. Eckert, Chairman, Richard J. Lane and Douglas H. Watson. The Strategic Planning Committee met two times during the year ended December 31, 2002.

Report of the Audit Committee

The following report of the Audit Committee of the Board shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such Acts.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a Charter that was last amended and restated by the Board on February 4, 2003. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Frank G. Hausmann, Chairman

Carter H. Eckert

Roger L. Pringle

March 21, 2003

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, and principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. The notice must also include the name and record address of the stockholder making the nomination and the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Executive Officers

The table below provides information about the executive officers of the Company as of March 28, 2003. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Michael J. Gausling	45	President and Chief Executive Officer
Ronald H. Spair	47	Executive Vice President and Chief Financial Officer
R. Sam Niedbala, Ph.D.	42	Executive Vice President and Chief Science Officer
P. Michael Formica	52	Executive Vice President, Operations
Joseph E. Zack	51	Executive Vice President, Marketing and Sales
Jack E. Jerrett	44	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	39	Vice President, Controller and Assistant Secretary

For biographical information on Mr. Gausling, see the Section entitled, “Election of Directors,” in this Proxy Statement.

Ronald H. Spair joined the Company as Executive Vice President and Chief Financial Officer in November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen, Inc., a pharmaceutical company, from August 1999. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company, from March 1996 until August 1999. Mr. Spair received his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

R. Sam Niedbala, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2000. Dr. Niedbala is a co-founder of STC and had served as Executive Vice President, Chief Science Officer and a director of STC since 1987. Prior to co-founding STC, Dr. Niedbala had been employed by Hoffman-LaRoche, Inc. as a Senior Scientist. Dr. Niedbala received his B.S. in Chemistry from East Stroudsburg University, and his M.S. in Clinical Chemistry and Ph.D. in Chemistry from Lehigh University. Dr. Niedbala is also a board certified forensic examiner.

P. Michael Formica has served as Executive Vice President, Operations for the Company since November 2002 and as Senior Vice President, Operations for the Company and STC since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Luebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Joseph E. Zack has served as the Company’s Executive Vice President, Marketing and Sales since September 2002. Prior to that time, Mr. Zack served as Vice President, Marketing and Sales for OraPharma, Inc., a specialty pharmaceutical company focused on oral healthcare, since 1998. Prior to joining OraPharma, Mr. Zack held executive level marketing and sales positions with Advanced Tissue Sciences, Inc. and the CIBA-GEIGY Pharmaceutical Division. Mr. Zack received his B.A. in Biology from Colgate University and his M.B.A. from St. John’s University.

Jack E. Jerrett has served as the Company’s Senior Vice President and General Counsel since February 2003 and as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation, since July 1998. Prior to that, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American Bar Association.

Mark L. Kuna has served as the Company’s Vice President and Controller since February 2003 and as Controller since February 2001. He also provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc. since April 1989. Prior to joining XO Communications, Mr. Kuna served as Vice President and Principal Accounting Officer of Wedco Technology, Inc. since 1989. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Certain Relationships and Related Transactions

We have entered into a commercial lease (the “Lease”) with Tech III Partners, LLC (“Tech Partners”), which provided for the construction of a 48,000 square foot facility on land adjacent to our Bethlehem, Pennsylvania headquarters, and the lease of that facility to us. Tech Partners is owned and controlled by Michael J. Gausling, the Company’s President and Chief Executive Officer, and Dr. R. Sam Niedbala, the Company’s Executive Vice President and Chief Science Officer. The facility is our new corporate headquarters and will house manufacturing, research and development, and administrative operations required to support the expected growth of our business. Construction of the facility was completed in October 2002.

The Lease has an initial ten-year term ending in October 2012 and a base rent starting at $780,000 and increasing to $858,240 per year over that term. The base rental rate may be increased after the fifth year of the initial term in order to reflect changes in the interest rate on debt incurred by Tech Partners to finance construction of the leased facilities. We have not guaranteed any debt incurred by Tech Partners. We also have an option to renew the Lease for an additional five years at a rental rate of $975,360 per year, and to purchase the facility at any time during the initial ten-year term based on a formula set forth in the Lease.

Prior to deciding to enter into the Lease and an amendment increasing the base rent to reflect certain tenant fit-out costs, our Board of Directors retained Imperial Realty Appraisal LLC, an independent commercial real estate appraisal firm, to evaluate the proposed base rental rate. Imperial Realty issued opinions indicating that the annual base rent set forth in the Lease, as amended, is below the market rental rate we could otherwise expect to pay to lease a comparable commercial property in the same general geographic market. The terms of the Lease are otherwise substantially similar to a commercial lease we entered into with a third party for our existing Bethlehem, Pennsylvania facilities.

Information regarding employment and severance agreements between the named executive officers and the Company is set forth in the Section entitled, “Employment Agreements,” in this Proxy Statement.

Executive Compensation

Summary Compensation Table(1)

The following table summarizes the compensation of our Chief Executive Officer and the other executive officers and former executive officer named below:

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Options(2)	All Other Compensation(3)
Michael J. Gausling(4)	2002	$243,000	—	—	—	$18,612	(7)(8)
President and	2001	225,211	—	—	—	15,742	(7)(8)
Chief Executive Officer	2000	197,596	$107,000	—	70,000	6,120	(8)

Robert D. Thompson(5)	2002	43,016	—	—	—	240,163	(6)(7)
Former Chief Executive Officer	2001	274,461	—	—	—	142,561	(6)(7)
	2000	249,683	—	—	475,000	136,510	(6)(7)

Ronald H. Spair	2002	205,903	20,000	—	65,000	82,916	(6)(7)
Executive Vice President and	2001	26,336	—		150,000	750	(7)
Chief Financial Officer	2000	—	—	—	—	—

P. Michael Formica	2002	179,644	18,000	—	45,000	13,000	(7)
Executive Vice President, Operations	2001	157,134	25,000	—	—	9,969	(7)
	2000	95,356	20,000	—	97,960	23,070	(6)(7)

R. Sam Niedbala, Ph.D.	2002	201,665	—	—	—	9,000	(7)
Executive Vice President and	2001	185,211	—	—	—	10,257	(7)
Chief Science Officer	2000	170,385	80,313	—	70,000	3,000

Jack E. Jerrett	2002	151,901	15,000	—	30,000	4,000
Senior Vice President, General	2001	145,211	10,000	—	—	4,000
Counsel and Secretary	2000	11,154	—	—	55,000	—

(1)	Table includes compensation paid by Epitope and STC to the named executive officers prior to the Merger on September 29, 2000.

(2)	Represents the number of shares for which options were awarded in each year. The options shown for Mr. Thompson in 2000 include options for the purchase of shares of Epitope common stock converted into options for the purchase of shares of the Company as a result of the Merger.

(3)	Except as otherwise noted in (6), (7) and (8) below, represents amounts contributed to 401(k) profit sharing plans as employer matching contributions in the form of cash.

(4)	Mr. Gausling was appointed as Chief Executive Officer of the Company on January 31, 2002.

(5)	Mr. Thompson resigned as Chief Executive Officer and Director of the Company on January 31, 2002. All options granted to Mr. Thompson expired on January 31, 2003. A description of the severance paid by the Company to Mr. Thompson after his resignation is set forth in the Section entitled, “Employment Agreements,” in this Proxy Statement.

(6)	Includes $239,038 in severance expense for Mr. Thompson and $69,916 in relocation expenses for Mr. Spair in 2002, $128,048 in relocation expenses for Mr. Thompson in 2001, and $135,385 and $21,945 in relocation expenses for Messrs. Thompson and Formica, respectively, in 2000. These relocation expenses were reimbursed by the Company and include moving costs, realtor fees, closing costs, furniture storage costs, other miscellaneous expenses, and federal and state income taxes on amounts paid as expense reimbursement. Also includes $4,763 in imputed interest for 2001 on a $75,000 interest-free loan made by the Company to Mr. Thompson in connection with his relocation to Bethlehem, Pennsylvania in 2000.

(7)	Includes automobile allowances in 2002 of $9,000 for Messrs. Gausling, Spair, Formica and Dr. Niedbala, and of $1,125 for Mr. Thompson. Includes automobile allowances in 2001 of $9,750 for Mr. Thompson, $9,000 for Mr. Gausling and Dr. Niedbala, $9,350 for Mr. Formica, and $750 for Mr. Spair. Includes automobile allowances in 2000 of $1,125 for Messrs. Thompson and Formica.

(8)	Includes reimbursement of certain club membership dues and assessments for Mr. Gausling of $5,612 for 2002, $2,742 for 2001 and $3,120 for 2000.

Option Grants in the Last Fiscal Year(1)

The following table summarizes the number of stock options awarded to the Chief Executive Officer and the other named executive officers during the year ended December 31, 2002:

	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name					5%	10%
Michael J. Gausling(3)	—	—	—	—	—	—
Robert D. Thompson	—	—	—	—	—	—
Ronald H. Spair	65,000	6.4	$5.865	01/31/12	$239,750	$607,574
P. Michael Formica	45,000	4.4	5.865	01/31/12	165,981	420,628
R. Sam Niedbala, Ph.D.(3)	—	—	—	—	—	—
Jack E. Jerrett	30,000	2.9	5.865	01/31/12	110,654	280,419

(1)	Except as otherwise noted or as required by law, options are qualified as incentive stock options and vest as to one-fourth one year after the date of grant, with the remaining three-fourths vesting in equal monthly installments over the following 36 months. Vesting ceases 90 days following termination of employment and is generally accelerated in case of a change in control of the Company. The holder’s right to exercise the options will terminate immediately upon termination of employment for cause, will expire five years after retirement, and will expire one year after death, disability, or ceasing to be an active employee of the Company for any other reason. Subject to certain conditions, the exercise price of the options may be paid by delivery of previously acquired shares of Common Stock. No stock appreciation rights were granted during the year ended December 31, 2002.

(2)	The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of Common Stock compounded annually for a ten-year period. There can be no assurance that the Common Stock will appreciate in value at any particular rate or at all in future years.

(3)	Mr. Gausling and Dr. Niedbala elected not to participate in stock option awards during 2002 so that additional options could be available for grant later in that year to all employees if the Company met certain financial objectives for the first two quarters of 2002. For a further description of stock options granted to the named executive officers during 2002, see the Section entitled, “Report on Executive Compensation,” in this Proxy Statement.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows 2002 option exercises and 2002 year-end amounts and value of shares of the Common Stock underlying outstanding options for the Chief Executive Officer and the other named executive officers:

	Shares Acquired on Exercise	Value Realized(3)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(2)
Name(1)			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Gausling	—	—	46,916	38,972	$55,856	$18,619
Robert D. Thompson	377,800	$921,376	8,332	—	—	—
Ronald H. Spair	—	—	40,625	174,375	—	—
P. Michael Formica	—	—	39,936	91,774	—	—
R. Sam Niedbala	—	—	46,916	38,972	55,856	18,619
Jack E. Jerrett	—	—	28,020	56,980	—	—

(1)	The named executive officers held no stock appreciation rights at December 31, 2002.

(2)	In-the-money stock options are options for which the exercise price is less than the fair market value of the underlying stock on a particular date. The values shown in the table are based on the difference between $5.49, which was the average of the high and low sales prices of the Common Stock as quoted on The Nasdaq Stock Market on December 31, 2002, and the applicable exercise price.

(3)	Value realized represents the difference between the fair market value of Common Stock underlying the options at the exercise date and the exercise price of the options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the OraSure Technologies, Inc. 2000 Stock Award Plan (the “2000 Award Plan”), the Epitope, Inc. Amended and Restated 1991 Stock Award Plan (the “1991 Epitope Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”) and the Non-Qualified Stock Option Agreement for Discounted Non-Plan Options between Robert D. Thompson and Epitope, Inc. (the “Thompson Option”).

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—		—		1,800,000	(1)
Equity compensation plans not approved by security holders	3,879,608	(2)	$5.828	(2)	418,019	(1)

Total	3,879,608				2,218,019

(1)	Represents shares remaining available for future issuance as of December 31, 2002 under the 2000 Award Plan.

(2)	Includes 1,565,846 shares issuable as of December 31, 2002 under options at a weighted average exercise price of $3.954 per share under the 2000 Award Plan, the 1991 Epitope Plan, the Agritope Plan, the Employee Incentive Plan and the Thompson Option, which were assumed by the Company as a result of the Merger of Epitope and STC into the Company on September 29, 2000. No additional equity compensation awards may be made under any of these plans, except for the 2000 Award Plan.

2000 Award Plan

The 2000 Award Plan was originally an Epitope equity compensation plan, which was assumed by the Company as a result of the Merger. The 2000 Award Plan was approved by the stockholders of Epitope on February 15, 2000. The 2000 Award Plan initially authorized the award of 2,500,000 shares, plus shares that were available for grant under the Epitope 1991 Plan as of February 15, 2000. On May 20, 2001, the Company’s stockholders approved an amendment to the 2000 Award Plan, which increased the number of shares available for grant by 1,800,000 shares. The Company continues to grant equity compensation awards under the 2000 Award Plan.

The 2000 Award Plan permits the award of incentive stock options, non-qualified stock options and other types of equity compensation to employees, nonemployee directors and outside advisors. The type, terms and recipients of equity awards are determined by the Compensation Committee of the Company’s Board of Directors. The exercise price for options awarded under the 2000 Award Plan must be equal to at least 100% (in the case of incentive stock options) and 75% (in the case of non-qualified stock options) of the fair market value of a share on the date of grant. Employee options generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years.

Options granted to nonemployee Directors generally vest ratably on a monthly basis over either a 12 or 24-month period, depending on the type of grant. See the Section entitled, “Compensation of Directors,” for a further description of the terms of options granted to nonemployee Directors under the 2000 Award Plan.

Options granted under the 2000 Award Plan generally provide for accelerated vesting upon a “change of control.” Therefore, all unvested options outstanding as of the date of the Merger under the 2000 Award Plan were vested in full on that date.

The 1991 Epitope Plan

The 1991 Epitope Plan was an Epitope equity compensation plan. In connection with the Merger, the Company assumed Epitope’s obligation to issue shares upon exercise of then outstanding stock options granted under the 1991 Epitope Plan. Although not approved by the Company’s stockholders, the 1991 Epitope Plan was approved by Epitope stockholders in 1991, and amendments to the 1991 Epitope Plan increasing the amount of shares available for grant were approved by Epitope stockholders in 1993, 1994, 1995 and 1997. Additional equity grants could no longer be made under the 1991 Epitope Plan once the 2000 Award Plan was approved by Epitope stockholders.

The 1991 Epitope Plan authorized the issuance of incentive stock options, non-qualified stock options and other types of equity compensation to employees, nonemployee directors and outside advisors. The exercise price for outstanding options awarded under the 1991 Epitope Plan had to equal at least 100% (in the case of incentive stock options) and 75% (in the case of non-qualified stock options) of the fair market value of a share on the date of grant. Employee options generally vested over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on an annual or monthly basis over the next three years.

Under the 1991 Epitope Plan, nonemployee directors of Epitope were generally granted a stock option to purchase 50,000 shares of common stock at the time they were appointed to the board of directors. A newly-elected Chairman of the Board received an option to purchase an additional 25,000 shares. Nonemployee director options were generally granted at an exercise price equal to the fair market value of a share on the date of grant minus the lesser of (a) $2.00 or (b) 25% of fair market value. Such options vested in annual installments and were generally fully exercisable by the date of the fourth annual meeting of stockholders after the director’s election to the board of directors. Nonemployee directors were also granted stock options to purchase 15,000 shares on the December 15th prior to the annual meeting of stockholders at which the options most recently granted to such nonemployee director fully vested. Such options vested in three equal annual installments beginning with the second annual meeting of shareholders following the date of grant.

All options granted under the 1991 Epitope Plan provided for accelerated vesting upon a “change of control.” Therefore, all unvested options outstanding under the 1991 Epitope Plan as of the date of the Merger were vested in full on that date.

The Agritope Plan

The Agritope Plan was initially established in 1992 by Agritope, Inc., a wholly owned subsidiary of Epitope at the time. Although not approved by the Company’s stockholders, the Agritope Plan was approved by its sole stockholder, Epitope, in 1992. In 1997, Epitope spun off its ownership interest in Agritope to its stockholders. In connection with this spin-off, Epitope agreed to issue common stock upon exercise of outstanding options under the Agritope Plan based on conversion rates established in the spin-off. The Company ultimately assumed this obligation as a result of the Merger. Authority to grant new options under the Agritope Plan terminated at the time of the spin-off.

The Agritope Plan authorized the issuance of incentive stock options, non-qualified stock options and other types of equity compensation to employees, nonemployee directors and outside advisors. The exercise price for options awarded under the Agritope Plan was generally equal to at least 100% (in the case of incentive stock options) and 75% (in the case of non-qualified stock options) of the fair market value of a share on the date of grant, subject to certain exceptions in the case of grants to nonemployee directors. Grants to nonemployee directors had terms similar to those for grants to nonemployee directors of Epitope under the 1991 Epitope Plan.

Options granted under the Agritope Plan were generally denominated in shares of Agritope’s common stock, but provided for issuance of Epitope common stock upon exercise so long as Agritope remained a wholly-owned subsidiary of Epitope. Employee options generally vested over four years, with 25% of the grant vesting on each anniversary of the grant date. All outstanding options under the Agritope Plan are fully vested.

The Employee Incentive Plan

The Employee Incentive Plan was an equity compensation plan of STC, which was assumed by the Company as a result of the Merger. Although not approved by the Company’s stockholders, the Employee Incentive Plan was approved by the stockholders of STC in 1996.

The Employee Incentive Plan authorized the issuance of incentive and non-qualified stock options to employees, directors and consultants or advisors. The exercise price for options awarded under the Employee Incentive Plan was generally equal to at least 100% of the fair market value of a share of stock on the date of grant in the case of incentive stock options, and not less than 110% of the fair market value with respect to an incentive stock option granted to any person holding 10% or more of the voting power of STC’s stock at the time of grant. The exercise price for non-qualified options could be less than fair market value. Options granted under the Employee Incentive Plan generally vested in four equal annual installments, commencing on the first anniversary of the date of grant. The vesting for options awarded under the Employee Incentive Plan did not accelerate as a result of the Merger.

The Thompson Option

Upon joining Epitope in January 2000 as its Chief Executive Officer, Robert D. Thompson received a non- plan, non-qualified stock option pursuant to the Thompson Option for 375,000 shares of stock at an exercise price equal to 75% of the market value of Epitope’s stock on the date of grant. The Thompson Option was not approved by the stockholders of Epitope or the Company. The Company assumed the Thompson Option as a result of the Merger. Although originally intended to vest over a three-year period, the option granted under the Thompson Option provided for accelerated vesting upon a “change in control” and, therefore, became fully vested as a result of the Merger. Mr. Thompson resigned from his position as Chief Executive Officer and Director of the Company on January 31, 2002. As a result, the unexercised portion of the Thompson Option expired on January 31, 2003.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. The agreements with such executive officers, other than Mr. Spair, were executed at the time of the Merger of Epitope and STC into the Company.

On January 31, 2002, Mr. Gausling was appointed to the position of President and Chief Executive Officer of the Company. Pursuant to his employment agreement, which has an initial term of three years (i.e. through September 29, 2003) and is subject to automatic renewal for successive one-year periods unless either party gives the other party notice that the term will not be extended, Mr. Gausling will receive a base salary of at least $225,000 per year. Mr. Gausling is also eligible to participate in the executive bonus plan established by the Company, and to receive or participate in any long-term incentive plan or any other additional benefits that may be made available by the Company from time to time. Mr. Gausling will also be reimbursed for job-related expenses.

Mr. Gausling’s employment agreement will terminate upon his death or upon 60 days’ written notice from Mr. Gausling to the Company. Mr. Gausling’s employment agreement may also be terminated by the Company for cause (as defined therein), or without cause. Upon the termination of Mr. Gausling’s employment without cause, Mr. Gausling will continue to be paid his annual salary for the greater of (x) 12 months, (y) the remaining term of the employment agreement, or (z) 36 months if Mr. Gausling elects to treat one of the following events as a termination without cause: (i) a material breach of the employment agreement by the Company; (ii) a reduction in Mr. Gausling’s salary or a change in his title or a substantial diminution of his duties; or (iii) a change in control of the Company.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the Commission or when either:

•	a person (other than the Company, any of its subsidiaries, any employee benefit plan of the Company, or any person with voting power arising from a revocable proxy) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s voting securities;

•	less than a majority of the directors are persons who were either nominated or selected by the Board;

•	the consummation of any consolidation or merger in which the Company is not the surviving corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

All of the other employment agreements are substantially similar to Mr. Gausling’s agreement, with the following exceptions:

Mr. Thompson served as Chief Executive Officer of the Company at a base salary of $275,000 per year. Under his employment agreement, the Company agreed to pay Mr. Thompson a one-time relocation allowance of

$30,000 upon relocation of his residence to Pennsylvania, and to purchase, or arrange for a third-party to purchase, Mr. Thompson’s house in Portland, Oregon at a purchase price of $672,000. The Company agreed to pay all mortgage payments on the house that became due between the date of the relocation of the Company’s headquarters to Pennsylvania and the closing date of the purchase of Mr. Thompson’s Portland, Oregon house, with any amounts so paid to be grossed up for any income tax owed by Mr. Thompson as a result of such payments. In lieu of the Company purchasing Mr. Thompson’s house in Portland, Oregon, the Company made a loan to Mr. Thompson in the amount of $100,649 for relocation purposes, which would not accrue interest if repaid on or before the earlier of (i) the tenth day following the closing of the sale of Mr. Thompson’s house in Portland, Oregon, or (ii) the first anniversary of the date of the loan. Interest would accrue at the rate of 9% per year from the due date until the loan was repaid. Mr. Thompson repaid that loan in April 2001.

Prior to the Merger, Mr. Thompson also received a loan of $75,000 from Epitope to be used for the purchase of his home in the Portland, Oregon area. The loan did not accrue interest if repaid on or before April 17, 2002. Interest would accrue at the rate of 9% per year from the due date until the loan was repaid.

On January 31, 2002, Mr. Thompson resigned as Chief Executive Officer and as Director of the Company, and his employment agreement was terminated. The Company and Mr. Thompson have entered into a severance agreement pursuant to which Mr. Thompson will receive an aggregate of $480,063, which represents the value of a laptop, home computer and cell phone transferred by the Company to Mr. Thompson, the payment of Mr. Thompson’s COBRA premiums for continuation of health coverage through January 31, 2003, and the payment to Mr. Thompson of an amount equal to his base salary through September 29, 2003. Under the severance agreement, the $75,000 loan made to Mr. Thompson was repaid in full during 2002.

Dr. Niedbala serves as the Executive Vice President and Chief Science Officer of the Company, and his agreement provides for a base salary of at least $185,000 per year. Dr. Niedbala’s employment agreement contains the same termination provisions as Mr. Gausling’s agreement, except that Dr. Niedbala will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events described above as a termination without cause.

Mr. Spair serves as Executive Vice President and Chief Financial Officer, and his agreement provides for a base salary of at least $200,000 per year. The initial term of Mr. Spair’s employment agreement is two years, rather than three years. Mr. Spair is entitled to be reimbursed for the reasonable costs to relocate from his Hamilton, New Jersey home, up to a maximum aggregate amount of $40,000, plus an additional amount to compensate Mr. Spair for income taxes payable on the relocation reimbursement. Mr. Spair was also granted an option to purchase 150,000 shares of the Company’s Common Stock on the date he commenced employment with the Company. Mr. Spair’s employment agreement contains the same termination provisions as Mr. Gausling’s agreement.

Mr. Formica serves as the Executive Vice President, Operations, and his agreement provides for a base salary of at least $150,000 per year. The initial term of Mr. Formica’s employment agreement is two years, rather than three years. Mr. Formica’s employment agreement contains the same termination provisions as Mr. Gausling’s agreement, except that Mr. Formica will be paid his salary for 24 months, rather than 36 months, if he elects to treat one of the events described above as a termination without cause.

Compensation of Directors

The Chairman of our Board receives an annual fee of $25,000, the Chairman of the Audit Committee receives an annual fee of $17,000, the Chairmen of the Compensation and Strategic Planning Committees each receive an annual fee of $16,000, and all other nonemployee Directors receive an annual fee of $12,000. Annual fees are payable quarterly in advance.

In addition, each nonemployee Director receives a $1,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. A meeting fee will only be paid with respect to a meeting for which minutes are prepared. Nonemployee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Nonemployee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any nonemployee Director who becomes Chairman of the Board (the “Chairman Grant”). Each nonemployee Director receives an annual grant of 20,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 30,000 stock options.

The options granted to nonemployee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on The NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. All vesting of the options will cease 90 days after the nonemployee Director ceases to serve on the Board. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported by the proxy disclosure rules of the Securities and Exchange Commission. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Compensation Committee Interlocks and Insider Participation

Richard J. Lane, Gregory B. Lawless and Roger L. Pringle served as members of the Compensation Committee of the Board during 2002. Neither Mr. Lane, Mr. Lawless nor Mr. Pringle currently serves as an officer of the Company. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

The following report of the Compensation Committee of the Board (the “Committee”) and the Stock Price Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report and the Stock Price Performance Graph shall not otherwise be deemed filed under such Acts.

Report on Executive Compensation

General.    The Committee, which is composed of independent, nonemployee Directors, is responsible for establishing and administering the Company’s policies that govern executive compensation and benefit practices. For 2002, the Committee evaluated the performance of the Chief Executive Officer and reviewed the performance evaluations of the other executive officers, and approved their salary, merit cash bonus and related benefits. Compensation approved by the Committee for the Chief Executive Officer and the other executive officers was then recommended for approval by the Company’s Board of Directors.

Compensation Philosophy.    The Company’s executive compensation programs are designed to (i) reflect the financial performance of the Company and achievement of financial and other performance objectives, (ii) align the interests of management with the long-term interests of the Company’s stockholders, and (iii) provide long-term incentives for management. The Company seeks to set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives to contribute to the Company’s successes. In assessing overall compensation for executive officers, the Compensation Committee considers the Company’s performance and industry position, general industry data and recommendations of third party consultants. In furtherance of these goals, the components of executive compensation include base salary, merit cash bonuses, stock option grants and other benefits, and are linked to both Company and individual performance.

During 2002, the Compensation Committee engaged an outside executive compensation consultant to review the Company’s executive compensation practices and make recommendations with respect to those practices. Based on this review and the consultant’s recommendations, the Committee has: (i) established a program for cash compensation that will pay executives near the median amount paid by similarly situated companies, with the opportunity to achieve up to the 75th percentile of competitive compensation amounts based on performance; (ii) refined the Company’s process for establishing performance objectives for executives and evaluating individual performance against these objectives; and (iii) adopted a practice to ensure that base salary, merit cash bonus and stock option award decisions for executives will follow a pay-for-performance model.

Base Salary.    At least annually, the Committee sets the salary for all executive officers. The Committee reviews the performance of the Chief Executive Officer and other executive officers, and receives and considers management recommendations concerning salary adjustments for executive officers, as well as compensation data regarding other medical diagnostic and healthcare companies.

The Committee’s compensation decisions for 2002 were heavily influenced by the Company’s financial performance. The Company did not meet the performance criteria for revenues and profitability established by the Board of Directors for 2002, as 2002 revenues were essentially flat when compared to 2001 levels.

Because the Company did not meet its stated financial objectives, the salary increases for executive officers approved during 2002 were limited. The Committee decided to increase Mr. Gausling’s salary from $225,000 to $250,000 per year in April 2002, solely to reflect Mr. Gausling’s assumption of additional responsibilities as the Chief Executive Officer. Messrs. Spair, Jerrett and one other executive officer also received cost-of-living increases to their salaries, and Dr. Niedbala received an increase in salary to better align his compensation with industry standards.

Based on the consultant’s review of the Company’s compensation practices and the Committee’s review of the performance evaluations of certain executives, the Committee determined and recommended for Board approval certain executive promotions and salary increases. Mr. Formica was promoted in November 2002 and his salary was increased to reflect his additional responsibilities consistent with industry standards. In addition, in February 2003, an increase in Mr. Gausling’s base salary to $275,000 was approved to better align his compensation with industry standards, Mr. Jerrett and another executive officer were promoted, and salary increases were approved for Messrs. Spair, Formica, Jerrett and one other executive officer to better align their compensation levels with industry standards.

Finally, Robert D. Thompson resigned as the Chief Executive Officer and Director of the Company in January 2002, and his employment agreement with the Company was terminated at that time. As a result, the Company entered into an agreement providing for the payment of certain severance to Mr. Thompson, consistent with the terms of his employment agreement. For a description of the terms of Mr. Thompson’s severance, see the Section entitled, “Employment Agreements,” in this Proxy Statement.

Merit Cash Bonuses.    In May 2002, the Committee and Board of Directors approved the 2002 Employee Cash Bonus Plan (the “2002 Bonus Plan”), which established target cash bonus awards for executive officers and other managers for 2002. The terms of the 2002 Bonus Plan were designed to reward executive officers and management for outstanding performance with cash bonus awards. Awards for 2002 were to be based on each executive’s achievement of certain individual performance targets and the Company’s attainment of certain sales and earnings per share targets for the year. Payment of awards would be from bonus pools funded at levels dependent upon the Company achieving certain financial objectives. The Chief Executive Officer’s target payment was 50% of base salary.

Since the Company did not meet its stated financial objectives for 2002, the Committee did not award cash bonuses to the Chief Executive Officer. However, the Committee recognized that certain executive officers made significant contributions to the Company during 2002 and determined that it would be appropriate to reward these officers for their performance in 2002. As a result, the Committee approved certain discretionary cash bonuses to Messrs. Spair, Formica, Jerrett and one other executive officer. These bonuses were paid in February 2003.

Stock Options.    As previously noted, an important goal of the Company’s compensation program is to align the interests of the executive officers and other employees with the long-term interests of the Company’s stockholders. In furtherance of this goal, the Company maintains the 2000 Stock Award Plan (the “Award Plan”) pursuant to which the Company may grant stock-based awards to directors, officers, and employees of, and consultants and advisers to, the Company. In January 2002, the Committee approved stock option awards for all executive officers, except for Mr. Gausling and Dr. Niedbala, who elected not to participate in the awards so that additional options would be available for grant later in 2002 to all employees if the Company met certain financial objectives for the first two quarters of 2002. These additional awards, however, were not granted by the Committee because the Company failed to meet these financial objectives.

Based on the consultant’s review of the Company’s compensation presentations, the Committee and the Board of Directors approved Stock Option Award Guidelines for the Company’s executive management (the “Option Guidelines”). The purpose of the Option Guidelines is to provide a framework for determining annual stock option awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year, and to align the size of option grants for executives with comparable positions at other medical diagnostic and healthcare companies. Utilizing the Option Guidelines, in February 2003, the Committee awarded the Chief Executive Officer an option for 100,000 shares and approved smaller awards for the other executive officers.

Other Compensation.    The Company provides the Chief Executive Officer and each other officer at the level of Senior Vice President and above with a car allowance in an amount equal to $9,000 per year. The Company also reimburses the Chief Executive Officer for certain country club dues and assessments.

In addition, the Company maintains a 401(k) profit sharing plan (the “401(k) Plan”) in which all employees of the Company, including executive officers, are eligible to participate. The Company makes matching contributions up to the lesser of $4,000 or 10% of the participant’s salary. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the participant prior to termination.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Richard J. Lane

Gregory B. Lawless

March 31, 2003

Stock Price Performance Graph

The following graph compares the cumulative total returns to investors in the Company’s Common Stock, the Russell 2000 Index and the Nasdaq Biotechnology Index for the period from December 31, 1997 through December 31, 2002. The graph assumes that $100 was invested on December 31, 1997 in the Company’s Common Stock and in each of the above-mentioned indices, and that all dividends were reinvested.

The Russell 2000 index was chosen because it is an index of companies with market capitalizations similar to ours. The Nasdaq Biotechnology Index was chosen because it includes a number of our competitors. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

*	The stock performance data for the Company used to generate the graph reflects the cumulative total return on the common stock of Epitope for all periods prior to the September 29, 2000 Merger of Epitope into the Company.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2002 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Commission (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 28, 2003, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Independent Accountants

Change in Accountant.    On May 21, 2002, we dismissed Arthur Andersen LLP (“Andersen”) as our independent public accountants and engaged KPMG LLP (“KPMG”) to serve as our independent auditors for the year ending December 31, 2002. These actions were effective immediately and were approved by the Audit Committee. The reports of Andersen on the Company’s financial statements for the years ended December 31, 2001 and 2000, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During its audits for the years ended December 31, 2001 and 2000, and through May 21, 2002, (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of such disagreements in their reports on the Company’s financial statements for the years ended December 31, 2001 and 2000, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the years ended December 31, 2001 and 2000, and through May 21, 2002, the Company did not consult with KPMG regarding any of the items described in Item 304(a)(2) of Regulation S-K under the Exchange Act.

KPMG has audited the financial statements of the Company for the year ended December 31, 2002. We expect representatives of KPMG to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The representatives of KPMG will have the opportunity to make a statement at the meeting if they desire to do so.

Audit Fees.    The aggregate fees billed by KPMG related to the audit of our annual financial statements for the year ended December 31, 2002, and the review of our financial statements included in the Company’s quarterly reports on Form 10-Q during 2002, totaled $104,750.

Financial Information Systems Design and Implementation Fees.    The Company did not engage KPMG to provide systems design and implementation services (as defined in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X under the Exchange Act) during the year ended December 31, 2002.

All Other Fees.    The aggregate fees billed by KPMG to the Company for other services rendered to the Company for the year ended December 31, 2002 totaled $78,000. These services consisted of preparation of various federal and state tax returns for the Company, tax analysis and planning assistance, the audit of our 401(k) plans, analysis of the appropriate accounting treatment for the lease of our new corporate headquarters and a review of our inventory cost system.

The Audit Committee has determined that the provision of the services covered under the caption “All Other Fees” above are compatible with maintaining KPMG’s independence.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2004 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the Securities and Exchange Commission and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18105, Attention: Secretary, not later than December 12, 2003.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include the name and record address of the stockholder, the class and number of shares of capital stock of the Company, which are beneficially owned by the stockholder, and any material interest the stockholder has in the matter(s) proposed for consideration at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 11, 2003

Exhibit A

ORASURE TECHNOLOGIES, INC.

BOARD OF DIRECTORS

Audit Committee Charter

Amended and Restated as of

February 4, 2003

I.    PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including monitoring the participation of management and the outside auditor in the financial reporting process, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company’s expense, outside counsel, auditors or other experts for this purpose. The outside auditor is ultimately accountable to, and the selection, evaluation and replacement of such auditor are the responsibility of, the Audit Committee.

Although the Audit Committee has the responsibilities and powers set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting and auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or applicable rules and regulations. These activities are the responsibility of management and the Company’s outside auditors.

II.    COMPOSITION

The Audit Committee shall be comprised of two or more Directors as determined by the Board, each of whom shall (i) be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, (ii) meet the independence requirements of Section 10A(m)(3) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), and (iii) meet the independence and financial literacy requirements of The NASDAQ Stock Market and any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation. At least one member of the Audit Committee shall be a financial expert as defined by applicable SEC rules and regulations. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices. Audit Committee members should enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or a third party.

Members of the Audit Committee shall be elected by the Board at the Company’s annual organizational meeting or at any regular or special meeting of the Board, and such members shall serve until their successors shall be duly elected and qualified, or until removal from the Audit Committee by the Board or until such member ceases to be a member of the Board or meet the independence or other membership requirements set forth in this Charter. Vacancies on the Audit Committee shall be filled by the Board, and any member of the Audit Committee may be removed by the action of a majority of the whole Board. Unless a Chairman of the Audit Committee is elected by the Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III.    COMPENSATION

Unless otherwise approved by the Board, members of the Audit Committee shall not receive any compensation from the Company other than Director fees (including equity-based awards), which may include amounts paid to Directors for service on committees and as chairs of committees of the Board.

IV.    MEETINGS

The Audit Committee shall meet at the call of the Chairman of the Audit Committee or of any two members of the Audit Committee (or if there shall be only one other member, then at the call of that member). A majority of the Audit Committee membership shall constitute a quorum for the transaction of business (or if there shall be only two members, then both must be present), and the act of a majority of those present at any meeting at which a quorum is present (or if there shall be only two members, then they must act unanimously) shall be the act of the Audit Committee. If there shall be only one member, then that member shall constitute a quorum and may act for the Audit Committee.

The Audit Committee shall keep regular minutes of its proceedings, which minutes shall be recorded in the Minute Book of the Company. The Secretary or Assistant Secretary of the Company may act as Secretary of the Audit Committee, if requested, or the Audit Committee may appoint one of its members to act as Secretary of a meeting. The Audit Committee may also act by unanimous written consent without a meeting.

The Audit Committee may request members of management or others (including the Company’s investment bankers or financial analysts who follow the Company) to attend meetings and to provide pertinent information as necessary. The Committee shall meet with Company management (including the Chief Financial Officer and Chief Accounting Officer) and the Company’s outside auditors in separate private sessions periodically but not less than quarterly.

V.    RESPONSIBILITY AND DUTIES

The following responsibilities and duties shall be the common recurring activities of the Audit Committee in carrying out its oversight function. These responsibilities and duties are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

1.    The Audit Committee shall have the sole authority to select and replace the Company’s outside auditors (subject to stockholder approval, if applicable), and shall be directly responsible for the compensation and oversight of the work of the outside auditors, including resolution of disagreements between the Company’s management and the outside auditors regarding financial reporting, for the purpose of preparing its audit report or related work. The outside auditors shall report directly to the Audit Committee.

2.    The Audit Committee shall review and determine the scope of independent auditing services in advance of each annual audit.

3.    The Audit Committee shall review in advance, and grant any appropriate pre-approvals on (i) all auditing services to be provided by the outside auditors and (ii) all non-audit services to be provided by the outside auditors as permitted by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law and (3) in connection with services approved under clauses (i) and (ii), above, all fees and other terms of engagement, including the terms of any engagement letter or similar agreement with the outside auditors. The Chairman of the Audit Committee shall be authorized to execute any such engagement letter or agreement with the outside auditors, for and on behalf of the Company. The foregoing pre-approval requirement shall be subject to the deminimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may delegate to one or more members of the Audit

Committee who are independent the authority to grant preapprovals required by this Section 3, provided that any preapproval by such member or members shall be presented to the full Audit Committee at its next scheduled meeting.

4.    The Audit Committee shall review and approve disclosures required to be included in the Company’s periodic reports filed under Section 13 of the Exchange Act with respect to approval of non-audit services.

5.    The Audit Committee shall review, based upon the recommendation of the outside auditors and Company management, the scope and plan of work to be done by the outside auditor each fiscal year, including, staffing, locations, reliance upon management, and internal audit and general audit approach.

6.    The Audit Committee shall review and evaluate the performance of the Company’s outside auditors on at least an annual basis.

7.    The Audit Committee shall, at least annually, obtain and review a report from the outside auditors describing: (1) the outside auditors’ internal quality control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

8.    The Audit Committee shall review with the auditors their independence from Company management, including (1) requesting from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1 and rules of The NASDAQ Stock Market, and (2) discussing with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence. The Audit Committee shall also review the resumes of key partners and managers of the outside auditors in order to evaluate the experience and qualifications of those who perform services for the Company.

9.    The Audit Committee shall confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company’s outside auditors complies with applicable partner rotation requirements.

10.    The Audit Committee shall review all reports required to be submitted by the outside auditors to the Audit Committee under Section 10A of the Exchange Act.

11.    The Audit Committee shall review with management and the outside auditors the audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K filed with the SEC).

12.    The Audit Committee shall review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

13.    The Audit Committee shall review with management and the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports on Form 10-Q to be filed with the SEC, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” prior to submission to stockholders, the SEC or any other governmental body, any stock exchange or the public.

14.    The Audit Committee shall prepare the report required by the SEC to be included in the Company’s annual proxy statement and any other SEC reports required by applicable securities laws or the rules of The NASDAQ Stock Market or any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation.

15.    The Audit Committee shall review and discuss all reports required by law or regulation to be provided to the Audit Committee by the outside auditor of (1) all critical accounting policies and practices used by the Company; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed by the outside auditor with Company management, the ramifications of the use of such alternative treatments, and the treatment preferred by the outside auditors; and (3) other material written communications between the outside auditors and Company management, such as any management letter or schedule of unadjusted differences.

16.    The Audit Committee shall review and discuss with Company management and the outside auditor such accounting policies (and changes therein) of the Company, including any financial reporting issues, which could have a material impact on the Company’s financial statements (including but not limited to the use of alternative GAAP methods and off-balance sheet structures), as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filing with the SEC or other regulators.

17.    The Audit Committee shall review and discuss with Company management the effect of accounting and regulatory initiatives on the financial statements of the Company.

18.    The Audit Committee shall discuss with Company management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

19.    The Audit Committee shall review disclosures made by the Company’s Disclosure Committee or any member thereof or by the Company’s CEO or CFO during their certification process for the applicable Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls or internal financial controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s disclosure or internal controls.

20.    The Audit Committee shall periodically consult with the outside auditor, without the presence of management, about internal controls and the completeness and accuracy of the Company’s financial statements.

21.    The Audit Committee shall review and discuss with management and the outside auditor: (1) the management recommendation letter on accounting procedures and internal control and any other reports prepared by the outside auditor, and management’s responses concerning such reports; (2) any material accounting issues identified by management, or the outside auditor; and (3) other matters required to be communicated by the outside auditor to the Audit Committee under generally accepted auditing standards.

22.    Prior to releasing the year-end earnings, the Audit Committee shall discuss the results of the audit with the outside auditors. The Audit Committee shall meet with the outside auditors, with and without management present, to discuss the results of their examination.

23.    The Audit Committee shall review and discuss with Company management earnings press releases, including the use of “pro-forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

24.    The Audit Committee shall review and approve in advance all of the Company’s related-party transactions.

25.    The Audit Committee shall discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

26.    The Audit Committee shall establish procedures for: (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal audit controls or auditing matters, and (2) confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

27.    The Audit Committee shall as appropriate meet with the Company’s General Counsel and, if necessary, outside counsel, to review legal and regulatory matters, if any, that could have a material impact on the Company’s financial statements.

28.    The Audit Committee shall review and reassess the adequacy of this Charter at least annually, recommend any desired changes to the Charter to the Board for approval, and have the Charter published at least every three years in accordance with applicable SEC regulations.

29.    The Audit Committee shall perform such other activities as it deems necessary, consistent with the terms of this Charter, the Company’s Bylaws and applicable law, rules and regulations, including rules of The NASDAQ Stock Market or any other stock exchange or trading market on which the Company’s securities may be listed or approved for quotation.

VI.    REPORTING RESPONSIBILITY

The minutes of the Audit Committee reflecting, among other things, all actions taken by the Audit Committee, shall be distributed to the Board at a Board meeting following the meeting of the Audit Committee that is the subject of such minutes. In addition, matters within the responsibility of the Audit Committee may be discussed by the full Board from time to time during the course of the year.